EXHIBIT 17.1
Resignation Letter

December 11, 2008

Carbon Credits International, Inc.

Las Vegas, Nevada

Gentlemen:

Please accept my resignation as the Chief Technical Officer of Carbon Credits International, Inc. in addition to my resignation as a director, effective December 11, 2008.

/s/ DR. PRABAHARAN S/O SUBRAMANIAM